Juma Technology Corp. Positioned for Growth with $5 Million in New Funding

Investment by Vision Opportunity Master Fund Ltd. demonstrates Juma’s potential

FARMINGDALE, NY, August 20, 2007 - Juma Technology Corp. (OTC: JUMT) (“Juma”), a recognized leader in the IP Convergence industry, specializing in the cutting edge integration of advanced voice, data and video systems, announced today that it has secured an initial funding of $5 million from Vision Opportunity Master Fund Ltd. (“Vision”).

According to Juma’s Senior Executives, this initial round of funding from Vision will enable Juma to increase its market share and accelerate growth of the company, including the expansion of its product and service offerings.

Juma President and CEO, David Giangano stated: “We greatly appreciate the confidence that our investors have shown in both the leadership and direction of Juma. This new infusion of capital will allow Juma to execute on our growth strategies and shall provide the initial resources necessary to launch our ‘industry changing’ SIP Solutions and Managed Services Applications.”

“We believe that this financing, along with Juma’s exceptional technology platform and management team, will allow the company to realize its objective of setting the industry standard for converged telecommunication networks. We are excited about the unique growth opportunities available to Juma,” said Adam Benowitz, Portfolio Manager of Vision Capital Advisors LLC.

“We appreciate the confidence of our new and existing investors and look forward to a collaborative working relationship with Vision,” said Juma’s Chief Financial Officer Anthony Fernandez, CPA, MBA.

About Juma Technology Corp.

Juma (www.jumatechnology.com) provides advanced IP Convergence solutions that combine voice, data and video applications. Juma’s IP Convergence solutions enable companies to increase productivity, enhance mobility and create significant cost savings, particularly for multi-location businesses. Juma has been recognized as an industry leader in providing integrated business communications and services, helping customers leverage network convergence to achieve their individual business goals.

About Vision Capital Advisors, LLC

Vision Capital Advisors, LLC is an SEC-registered investment adviser. Vision Capital Advisors, LLC specializes in making value-oriented investments in fundamentally strong small public companies in the US and abroad.

Press Contact:	Melissa Nacerino, 646.291.8264
mnacerino@jumatechnology.com
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